Exhibit 99.12
Project Eagle Investor Presentation Script May 2021

Project Eagle

Investor Presentation Script

Speaker key:

•	MF: Michael
•	JJJ: Jarett
•	AK: Andrew Kirkwood
•	CC: Chinh Chu
•	AR: Adam Rogers

Introduction

•	AR: “Thank you and good morning everyone. We are excited today to announce E2open’s combination with BluJay Solutions.”
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AR: “Today’s call has been prerecorded and will include comments from our President and Chief Executive Officer, Michael Farlekas, Chairman of the Board, Chinh Chu, Chief Financial Officer, Jarett Janik, and Chief Executive Officer of BluJay Solutions, Andrew Kirkwood.”

•	AR: “Following that, we’ll open the call for a live Q&A session.”
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AR: “An audio replay of the call can be accessed through June 3rd and an archived webcast will also be available on our website. Information to access the replay is listed in today’s press release, which is available at E2open.com under the Investor Relations section.”

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AR: “Before we begin, I’d like to remind everyone that during today’s call we will be making forward-looking statements regarding future events and financial performance. These forward-looking statements are subject to known and unknown risks and uncertainties. E2open cautions that these statements are not guarantees of future performance.”

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AR: “We encourage you to review our most recent SEC filings for a complete discussion of these factors and other risks that may affect our future results. And finally, we are not obligating ourselves to revise our results or these forward-looking statements in light of new information or future events.”

•	AR: “And with that, we’ll begin by turning the call over to our CEO, Michael Farlekas.”

Cover / Pg. 3 Today’s Presenters

•	MF: “Good morning and thank you for attending on such short notice. We are here to share some exciting news.”
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MF: “We’re proud to announce that we have reached an agreement to combine E2open with BluJay Solutions, a leading SaaS logistics execution platform. This combination accelerates our vision of being the largest and most capable end-to-end supply chain software platform. This combination provides E2open with substantial financial scale, accretion and meaningfully strengthens our business profile. This next step increases our conviction that our long-term growth algorithm will be in excess of our 10% organic revenue growth target, delivering significant value to our shareholders.”

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MF: “We would like to spend a few moments to share with you why we are so excited about this opportunity and why this is a very strategic and transformational combination. I’ll start with a brief introduction, Jarett will review the specifics of the acquisition, Andrew will provide a high-level overview of BluJay, and I’ll spend some time sharing additional context on how both our companies complement each other. Finally, Chinh will wrap up and share a few key points on how the combination significantly adds value to our shareholders.”

Pg.4: Digitizing supply chains is one of the largest transformations at enterprises today

•	MF: “The TAM for our combined business is very large – estimated to be over $50B and growing. The combined business is ideally positioned to excel in this very large market.”

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MF: “Our clients have built sophisticated and complex supply chains to manufacture and deliver products to their customers, but virtually none of those companies actually own or directly control their own supply chains – instead, global brands and manufacturers orchestrate their supply chains by coordinating activities across hundreds and even thousands of partners and suppliers. Both BluJay and E2open are SaaS platforms built upon a network to address this very important problem. Simply put, to digitize a large supply chain, you need to connect to your trading partners. Our combined business automates this process and leverages enormous economies of scale.”

Pg.5: Supply chains have evolved from driving efficiencies to supporting growth, impacting top and bottom line

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MF: “Moving to slide 5…Even before the pandemic and other macro events began to disrupt global supply chains, production, distribution, selling and delivery of products had begun to move outside of a company’s four walls, making supply chains more and more complex to manage and coordinate.”

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MF: “Supply chain disruptions have made it abundantly clear that, large companies need to become more agile and more resilient to meet this increasing complexity. Reducing the risk of disruptions, lowering the cost and environmental impact of bringing goods to market, and increasing sales, is now front and center in the minds of C-Suite executives.”

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MF: “Increasingly, the decision maker is evolving higher in the organizations with larger span of control. As a result, the importance of choosing an integrated solution platform vs. a point solution is more important than ever. Quite simply, improving supply chain effectiveness, efficiency and consistency is now the board room conversation.”

•	MF: “This combination uniquely positions E2open to deliver what these global brands and manufacturers need to orchestrate their very complex supply chains more effectively.”

Pg.6: Strategic combination of supply chain planning and execution supported by leading global trade network

•	MF: “So why BluJay Solutions?”
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MF: “Well, BluJay is one of the most fully-formed logistics execution platforms in the world – their technology, customer base, geographic footprint, and company culture are all incredibly complementary to E2open.”

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MF: “As a direct result, this combination creates the industry leading SaaS platform with the most capability, the largest network, the best people, and the most importantly, the most important clients in the world.”

Pg.7: Compelling strategic and financial combination

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MF: “Moving to slide 7…Combining with BluJay is incredibly strategic given the complementary nature of our two platforms. E2open is extremely strong in multienterprise planning, channel management, manufacturing and global trade. BluJay is the largest multi-tenant SaaS platform for TMS (Transportation Management), including last mile. BluJay also complements our global trade solution by providing connections to the customs houses that are necessary to move products across national borders.”

•	MF: “Our networks are very complementary. E2open is very strong in ocean transportation, BluJay is very strong in over the road and rail transportation.”
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MF: “BluJay’s go to market focus is on new client acquisition. E2open’s go-to-market focus has been on cross-sell, up-sell. The combination leverages our respective strengths to broaden our pool of cross-sell, upsell and significantly accelerates our own new logo sales initiative.”

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MF: “BluJay has a large presence with the LSP community (or Logistics Service Providers) – we are just starting there and conversely, E2open has great relationships with very largest companies in the world.”

•	MF: “BluJay also provides us with increased international reach, important depth in industry verticals and faster ability to penetrate the rapidly growing upper middle market.”

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MF: “Complementary combinations allow each company to grow faster as a combined organization than either could as individual companies…we simply have more capabilities that provide more value to more clients in one connected platform.”

•	MF: “Finally, the combination is financially accretive with a potential $1bn opportunity that Chinh will discuss in more detail.”
•	MF: “And, with that, I’ll hand it over to our CFO Jarett Janik to discuss a few of the finer details of our combination with BluJay.”

Pg.8: Transaction is set at 20.1x Adj. EBITDA multiple post cost synergies, accretive to E2open shareholders

•	JJJ: “Thank you, Michael, and thank you all again for being here today.”
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JJJ: “As Michael has said, we could not be more excited to announce the combination of our company and BluJay, a business that we have long believed would make a strong complement to E2open’s business and mission.”

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JJJ: “With respect to the consideration for the acquisition of BluJay, E2open has agreed to a purchase price comprised of 72.4 million shares of our Class A Common Stock and approximately $760 million in cash, which includes the repayment of debt and is subject to certain adjustments, representing an implied transaction valuation of approximately $1.7 billion based on the closing price of our stock as of May 25, 2021. This represents a transaction multiple of approximately 20x FY 2022E Adjusted EBITDA inclusive of $20 million in run-rate cost synergies.”

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JJJ: “Concurrent with this transaction, E2open has also raised a common equity PIPE for approximately $300 million in proceeds from investors including Neuberger Berman, WindAcre, Eminence Capital, XN Capital, in addition to a committed $380 million tack-on to our first lien term loan.”

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JJJ: “Our PIPE transaction had extremely strong support from our largest shareholders and has added high quality new investors providing strong endorsement for the transaction and the strength of the combined business.”

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JJJ: “As a result of this transaction, we expect a pro forma net leverage level of ~4.1x at close, with that figure quickly de-levering to ~3.5x by the end of FY 22E (As a reminder, our fiscal year ends February 28, 2022). With our strong FCF generation and rapid de-leveraging, we believe our balance sheet provides significant flexibility for additional value-creative M&A, as demonstrated by our long track record in this area.”

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JJJ: “BluJay’s shareholders, led by Francisco Partners and Temasek, are receiving a significant portion of their proceeds in the form of equity in E2open, which represents approximately 22% of the pro forma ownership of the combined company.”

•	JJJ: “We expect to close on this transaction in the 3rd quarter of this calendar year.”
•	JJJ: “I will now hand it back to Michael in order to continue our discussion regarding the merger of our two companies.”

Pg.9: A highly strategic combination

•	MF: “Thank you, Jarett.”
•	MF: “Together, E2open and BluJay make a powerful combination with scale, a network and a broad solution offering that provides unique value to our customers as compared with point solution providers.”
•	MF: “The companies’ businesses, culture and operating metrics are very similar which will enable a seamless integration.”
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MF: “Roughly ~82% of our combined, pro forma revenue of $558 million is recurring. Given the company’s scale, I cannot overstate how transformative this combination is for E2open – combining with BluJay transforms E2open into the clear SaaS leader that boasts a global business with highly durable and highly visible revenue at world class gross margins, an exceptional translation to high operating margins and free cash flow.”

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MF: “In addition to scale, BluJay also brings to E2open a significant incremental customer base. As we’ve stated in the past, acquiring new customers is incredibly valuable for our company and perfect for our “land-and-expand” go-to market model.”

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MF: “Simply put - a larger customer base expands the whitespace that E2open can cross-sell / upsell into. BluJay doubles the number of enterprise customers we have today from nearly 300 to 600. In short – combining these two platforms increases the growth rate of each and makes the combined business more profitable.”

•	MF: “I will now turn it over to Andrew Kirkwood, to give a brief overview of BluJay.”

Pg. 10: BluJay is a global SaaS-based, logistics execution platform

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AK: “Thank you Michael. I want to first state on behalf of the BluJay management team as well as shareholders how excited we are for this combination. The fit between our respective product offerings, shared vision for the future of the industry, and alignment on core values makes for a combined future that we are very excited to be a part of.”

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AK: “BluJay is a leading, SaaS-native logistics execution platform that is built on Data, Network and Applications, connecting participants across a customer’s logistics and distribution supply chain.”

•	AK: “Supply chain execution software is very complicated and mission-critical – our customers rely on our software to make sure that the right product gets to the right place at the right time.”
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AK: “Logistics has always been BluJay’s core focus and best-in-class technology has been a part of the company’s DNA. In fact, BluJay was the first to market a SaaS platform in logistics over the years, and the BluJay team has built one of the largest networks in the world that is focused on the transportation of goods and packages in real-time.”

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AK: “With an expansive ecosystem of suppliers, carriers and network partners, BluJay enables a differentiated connectivity across all supply chain participants. BluJay’s combination of data, network and applications plays a mission-critical role in logistics and distribution supply chains and drives significant ROI for customers.”

•	AK: “I will now turn it back over to Michael to highlight the combination in more detail.”

Pg.11: BluJay adds considerable capabilities to E2open’s platform, enhancing logistics execution

•	MF: “Thank you Andrew.”
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MF: “As I mentioned - BluJay’s platform is very complementary to E2open’s - we believe E2open is unique in our ability to integrate the BluJay business and all of its data assets, solutions, and network seamlessly to enhance the value proposition for our clients.”

•	MF: “Specifically, BluJay’s leading logistics execution platform will greatly enhance E2open’s capabilities in global trade, transportation & logistics.”
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MF: “This combination offers incredible value to all participants in the supply chain execution ecosystem – forwarders, over-the-road carriers, ocean carriers and manufacturers – providing a comprehensive set of solutions for each type of customer.”

•	MF: “Additionally, BluJay’s focus on “over-the-road” and on the forwarders pairs well with E2open’s strength in ocean carriers and manufacturers.”
•	MF: “Together, E2open and BluJay will be the most comprehensive supply chain execution platform available for any customer looking to transport goods globally and domestically by land, sea or air.”

Pg.12: Combination expands E2open’s global trade network

•	MF: “Focusing on our network for a moment – this combination expands the reach of our company’s global network, bringing over 50,000 new network participants to the E2open platform.”
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MF: “BluJay’s network will seamlessly integrate with E2open’s own global trade and logistics network, enriching our overall ecosystem, enhancing the value of all of our global assets, and furthering differentiating of our business.”

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MF: “As you can see from the examples on this page, the data that flows through BluJay’s network and these ecosystems are incredibly valuable to its participants in delivering an end-to-end SC orchestration to brands with a global footprint. This expansion of our network will not only improve the breadth and depth of our network, but also improve the capability of our applications by providing more accurate, more complete and more timely data to make better business decisions faster.”

Pg.13: Combination strengthens E2open’s differentiated platform

•	MF: “Looking at E2open’s platform as a whole for a moment, you can see that the integration of BluJay directly complements our Global Trade Management and Transportation & Logistics product families.”
•	MF: “In Transportation & Logistics, E2open & BluJay will together offer a fulsome suite of multi-modal solutions to our customers and all “Logistics” ecosystem participants.”
•	MF: “Across our Global Trade Management applications, the “Customs Declarations & Filings” offering from BluJay materially enhances the market leading global trade solution E2open offers today.”
•	MF: “With that, I will hand it back to Jarett briefly to provide a closer look at our combined financials.”

Pg.15: Increased conviction on exceeding 10%+ on a PF basis

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JJJ: “Thanks Michael. As Michael had mentioned earlier, and as we have seen in the past, acquiring a company like BluJay will not only increase the scale of our business, but it will also accelerate our overall growth.”

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JJJ: “Today, E2open is a 10%+ growth company, as seen from our recent results and provided in our financial outlook for FY22. We have conservatively assumed 7% growth for BluJay in the first year, taking into account potential unidentified churn, which can occur in an acquisition, but hope we outperform that target for FY22 and see the ongoing growth rate in excess of 10%+ for the BluJay business.”

•	JJJ: “Standalone, we believe both businesses have multiple levers to drive 10%+ organic growth. As a combined company, we believe there is even greater revenue growth potential.”
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JJJ: “Adding BluJay’s combination of differentiated data assets, applications & solutions, customer base, geographic presence, technology, and analytics will enhance the entire E2open platform, unlocking a number of opportunities.”

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JJJ: “First, the addition of BluJay will enable our combined company to execute substantial cross-selling across both our customer bases, yielding additional revenue opportunities and providing additional scope for churn reduction. Due to how highly complementary our applications and products are between our businesses, our customers all have a natural need for both E2open’s and BluJay’s standalone products.”

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JJJ: “Second, BluJay’s TMS solution provides us with another significant tip of the spear product to accelerate new logo growth for the combined company, with shorter sales cycles and implementation times.”

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JJJ: “Finally, for customers where both E2open and BluJay provide solutions today, there is an opportunity to increase customer spend in adjacent product families. Today, the median revenue for our top 10 customers is approximately $7m and for our top 100 customers approximately $800K – having a greater footprint will increase our stickiness with customers and continue to drive spend with customers.”

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JJJ: “Speaking of value proposition, BluJay’s data assets, incremental analytic capabilities and solutions will enhance all of E2open’s own set of data assets, analytics, and solutions for all of our combined customers, driving the ROI we bring to global brands and manufacturers even higher.”

•	JJJ: “As a result of these point, we have even further conviction that our combined business will achieve long-term revenue growth in excess of our 10% organic growth target.”

Pg.16: 95% visibility into 2022E subscription revenue

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JJJ: “Of course, the recurring nature of both of our businesses’ SaaS models afford us a high degree of forward-revenue visibility. You can see here again how complementary BluJay is to our business – this time, from a revenue perspective.”

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JJJ: “Of the projected PF revenue for the combined company for FY22E, ~82% of that revenue is subscription revenue, and we already have ~95% visibility into that subscription revenue for the forward year.”

•	JJJ: “That translates into only about $23 million of go-get revenue for the year for our combined company.”

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JJJ: “It is also useful to be mindful of the nature of our business, before and after our combination with BluJay. Due to the mission-criticality of our solutions, we believe and continue to prove that our revenues are highly durable – our solutions are incredibly important to our Customers from the beginning, and they only become more important as we sell more solutions and spend more time with them, and also as these customers evolve.”

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JJJ: “The COVID-19 pandemic has only exacerbated the need for Global Brands and Manufacturers to have globally-connected solutions like E2open embedded in their supply chains to make incredibly complicated and high-impact decisions in real-time. We have high conviction in our ability to meet and exceed our revenue targets in FY22E and our long-term targets of 10%+ organic revenue growth.”

Pg.17: Pro forma financial outlook for combined company

•	JJJ: “We have laid out our baseline targets here, but we believe there exists significant upside to those numbers.”
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JJJ: “Based on everything you have heard today, we expect growth to accelerate meaningfully to 10%+ - however, even with that level of growth, we still expect a high-degree of profitability and expect to maintain Adj. Gross Margins in the mid-70’s, and Adj. EBITDA Margins in the high-30s.”

•	JJJ: “Further, we expect high levels of FCF conversion – more than 85% over the long-term.”
•	JJJ: “Post-combination, including unidentified acquisition-related churn, we expect ~9% in organic revenue growth for FY22E, and ~37% in Adj. EBITDA margins.”

Pg.18: Demonstrated track record of successful integrations and exceeding cost synergy targets

•	JJJ: “Given our track record of acquiring and integrating supply chain management software companies, we are very confident in our cost synergy targets for combined company.”
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JJJ: “Looking at successful past acquisitions, we have exceeded all of our cost synergy targets in each and every scenario. As a result, E2open today brings to bear an integration “playbook” that includes a lot of learnings from our previous acquisitions, both from a technology and personnel perspective.”

•	JJJ: “Executing on transformative M&A is one of our core competencies and a process that we have been honing over the last 5 years.”
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JJJ: “We believe we have been conservative in our cost savings estimates, as $20 million represents only ~5% of the combined company costs and is considerably less than the synergies we have achieved in the past as a % of the combined company costs previously.”

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JJJ: “E2open is built on an organizational, technical and go-to-market structure to enable seamless integration of acquisitions and efficient use of resources across our employees, vendors, and facilities, among others.”

•	JJJ: “I will hand it now to our Chairman, Chinh Chu, to conclude our presentation for today.”

Pg. 20: BluJay is an important foundational acquisition

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CC: “Thanks, Jarett. I’m very excited to be here today with the management team to announce this milestone acquisition for E2. Let’s take a step back, when we announced the IPO of E2, we had discussed the three levers of value creation for E2: organic growth, data and acquisitions. We are very pleased that E2 reported, in its recent earnings release, that it has accelerated organic growth. We have been very pleased that E2 has executed a partnership with Dun & Bradstreet on the data strategy. Regarding acquisitions, we think this is a home run acquisition for E2. It is not only strategic, it is not only financially accretive, it is truly transformational.”

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CC: “This elevates E2 into a $200m+ EBITDA company and has greater scale than any of the public comparables. This enables E2 to close the gap between its valuation compared to reference companies and it broadens and deepens the network for E2 from its competitors, so it’s truly transformational.”

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CC: “It’s strategic because the two companies fit together hand-in-glove. It enhances our organic growth, which is a very important consideration for E2. In fact, we believe that the combined company will both accelerate their organic growth, given their complementary strength.”

•	CC: “It is financially accretive, in that it will create mid-teens accretion and potentially over $1bn of value creation.”

Pg.21: Potential value creation matrix

•	CC: “On the potential value creation, this combination has the potential to create over $1bn of value.”
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CC: “If you take a look at pg. 21, the cost savings are projected to be very conservative at $20m. Historically, the combination of other companies with E2 will yield 17% of combined cost savings. Here we are projecting 5% and therefore the $20m is quite conservative. At the current multiples, it creates $500m of value creation off the conservative cost savings alone.”

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CC: “We also believe that this will accelerate revenue growth for the two companies. If you use a conservative estimate of $15m of revenue by year two, you have an additional $200m of value creation based on the existing multiples of the company. And once again, this is quite conservative, we think the revenue acceleration will be significantly greater than that, and the $15m is a very conservative number.”

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CC: “Furthermore, as you know E2 trades at a significant discount to the competitors. If this transaction unlocks only two multiple turns of multiple expansion, that provides an additional $400 - $500m of value creation. So in combination, the three sides of the triangle here leads to over $1bn of value creation for E2.”

Pg.22 - 24: Operational benchmarking, Valuation benchmarking and Potential Re-Rating: Illustrative combined company price per share at reference company valuation multiples

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CC: “From an operational benchmarking standpoint, E2 combined with BluJay yields over $200m of EBITDA. If you look on pg. 22, that is larger than Manhattan and the other three publicly-listed comparable companies. We also compare well operationally in terms of margins and organic revenue growth. On the margin side, we have a combined 37% margin – the second highest in the industry. And from the revenue growth side, the pro forma 10%, which we believe we will exceed, compares very well to competitors. Once again, operational benchmarking – we believe we are equal to or superior to all of our competitors listed on this page.”

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CC: “But yet, on pg. 23 – we are trading at a significant discount to the comparable publicly-listed companies. Both from an EBITDA basis to a revenue basis, these are significant discounts that we are optimistic that we will start to close the gap with the BluJay acquisition.”

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CC: “On pg. 24, if you take a look at the potential stock price as we close the gap or trade at the same multiple of these various companies, you see the appreciation potential for E2 stock is tremendous.”

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CC: “So in conclusion, we are really excited about the combination of E2 and BluJay. We think this is a transformative acquisition for the company. This is a landmark point in the company’s history, that should accrete significant value for shareholders - not only financially, but also it transforms the company, and it puts it in a different sphere.”

•	CC: “And with that, I would like to turn it back to Michael.”

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MF: “Thanks Chinh. This acquisition represents a continuation of our strategy of adding highly strategic complements to our end-to-end platform to further accelerate organic growth. We are excited for the future of this combined company and the value we can bring to our clients. With that, I will open it up to questions.”